    Exhibit 10.4

EXECUTED VERSION

SIXTH AMENDMENT OF LEASE
THIS SIXTH AMENDMENT OF LEASE (this "Amendment") is dated as of the 29th day of March, 2022, by and between 731 OFFICE ONE LLC ("Landlord"), a Delaware limited liability company, having an office c/o Alexander's Inc., 888 Seventh Avenue, New York, New York 10019, and BLOOMBERG L.P. ("Tenant"), a Delaware limited partnership, having an office at 731 Lexington Avenue, New York, New York 10022.
W I T N E S S E T H :
WHEREAS, pursuant to an Agreement of Lease, dated as of April 30, 2001, between Seven Thirty One Limited Partnership, as landlord, and Tenant, as tenant (the "Original Lease"), as amended by (i) a letter agreement, dated December 20, 2001, between Seven Thirty One Limited Partnership and Tenant, (ii) a letter agreement, dated January 30, 2002, between Seven Thirty One Limited Partnership and Tenant, (iii) a First Amendment of Lease, dated April 19, 2002, between Seven Thirty One Limited Partnership and Tenant, (iv) a letter agreement, dated July 3, 2002, between Seven Thirty One Limited Partnership and Tenant, (v) a letter agreement, dated September 30, 2002, between 731 Commercial LLC (successor-in-interest to Seven Thirty One Limited Partnership) and Tenant, (vi) a letter agreement, dated February 5, 2003, between 731 Commercial LLC and Tenant, (vii) a letter agreement, dated March 14, 2003, between 731 Commercial LLC and Tenant, (viii) a letter agreement, dated April 14, 2003, between 731 Commercial LLC and Tenant, (ix) a letter agreement, dated May 22, 2003, between 731 Commercial LLC and Tenant, (x) a letter agreement, dated November 4, 2003, between 731 Commercial LLC and Tenant, (xi) a letter agreement, dated November 14, 2003, between 731 Commercial LLC and Tenant, (xii) a letter agreement, dated September 29, 2004, between Landlord (successor-in-interest to 731 Commercial LLC) and Tenant, (xiii) two (2) letter agreements, dated February 7, 2005, between Landlord and Tenant (the February 7, 2005 letter agreement related to the Lexington Avenue Courtyard (as defined in the Original Lease), the "2005 Courtyard Agreement"), (xiv) a letter agreement, dated March 8, 2005, between Landlord and Tenant, (xv) a letter agreement, dated December 31, 2009, between Landlord and Tenant, (xvi) a Second Amendment of Lease, dated as of January 12, 2016, between Landlord and Tenant (the "Second Amendment"), (xvii) a Third Amendment of Lease, dated as of April 20, 2016, between Landlord and Tenant, (xviii) a letter agreement, dated as of November 18, 2016, between Landlord and Tenant, (xix) a Fourth Amendment of Lease, dated as of June 28, 2019, between Landlord and Tenant, and (xx) a Fifth Amendment of Lease, dated as of December 17, 2021, between Landlord and Tenant, Landlord demised and let unto Tenant, and Tenant did hire and take, certain space in the building that is known by the street address of 731 Lexington Avenue, New York, New York, on the terms and subject to the conditions set forth therein (the Original Lease, as so amended, being referred to herein as the "Lease"); and
WHEREAS, Landlord and Tenant desire to amend the Lease as provided herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:
1.Defined Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.
2.Additional Storage Space.
(A)Subject to this Section 2 and to Article 2 of the Lease, as amended hereby, Landlord hereby leases to Tenant, and Tenant hereby hires and takes from Landlord, the portion of Lower Level 3 of the Building that is shown hatched in yellow on the schematic annexed as Exhibit "A" attached hereto and made a part hereof (such portion of Lower Level 3 of the Building, the "Second Additional Storage Space") for a term commencing on March 1, 2022 (the "Second Additional Storage Space Commencement Date") and ending on the Fixed Expiration Date. Tenant shall use the Second Additional Storage Space for storage purposes and for no other purpose. Landlord shall deliver vacant and exclusive possession of the Second Additional Storage Space to Tenant with all of the prior occupant's personal property removed therefrom and otherwise in broom-clean "as is" condition on the Second Additional Storage Space Commencement Date. Landlord shall have no obligation to perform any work or to make any installations in the Second Additional Storage Space in order to prepare the Second Additional Storage Space for Tenant's use thereof. Landlord shall provide sufficient electrical capacity to the Second Additional Storage Space solely for purposes of lighting therein, but shall have no obligation to clean the Second Additional Storage Space or to provide HVAC, gas, steam, or water thereto; provided, however, that Landlord shall provide fresh air to the Second Additional Storage Space (which fresh air is tempered during the winter) and general exhaust from the Second Additional Storage Space.
(B)At any time after the Second Additional Storage Space Commencement Date, Tenant, at Tenant's cost and expense, may elect to perform the work required to cause the electrical capacity supplied to the Second Additional Storage Space to be measured by Tenant's direct electricity meter, in which event Tenant shall pay the cost of such electrical capacity directly to the utility provider pursuant to an agreement between Tenant and such provider. Unless and until Tenant makes the foregoing election, Tenant's use of electricity in the Second Additional Storage Space shall be measured by a submeter, installed by Landlord at Landlord's cost and expense, from and after the Second Additional Storage Space Commencement Date (it being agreed that (i) Tenant shall not be required to pay for electricity for the Second Additional Storage Space until such submeter has been installed by Landlord, and (ii) Landlord's installation of such submeter shall not be deemed to be a delivery condition with respect to the Second Additional Storage Space for purposes of this Amendment). Landlord, at Landlord's cost and expense, shall maintain the submeter in the Second Additional Storage Space during any period of time that Tenant's use of electricity therein shall be measured by submeter. Tenant shall pay to Landlord, as additional rent, with respect to a particular period, an amount (the "Second Additional Storage Space Electricity Additional Rent") equal to one hundred three percent (103%) of the charge imposed by the utility company or other reputable provider for the electrical capacity provided to the Second Additional Storage Space (including, without limitation, energy charges, demand charges, all applicable surcharges, time-of-day charges, fuel adjustment charges, rate adjustment charges, taxes and any other factors used by the utility company in computing its charges to Landlord) actually utilized by Tenant with the understanding that the Second Additional Storage Space Electricity Additional Rent shall be calculated based on submeter readings. Landlord shall give Tenant an invoice for the Second Additional Storage Space Electricity Additional Rent on a monthly basis, which invoice shall have annexed thereto a copy of the applicable invoice from the utility company or other reputable provider and the calculation of the aggregate amount set forth on such invoice. Tenant shall pay the Second Additional Storage Space Electricity Additional Rent to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant each such invoice. Tenant shall not have the right to object to Landlord's calculation of the Second Additional Storage Space Electricity Additional Rent unless Tenant gives Landlord notice of any such objection on or prior to the sixtieth (60th) day after the date that Landlord gives Tenant the applicable invoice for the Second Additional Storage Space Electricity Additional Rent. If Tenant gives Landlord a notice objecting to Landlord's calculation of the Second Additional Storage Space Electricity Additional Rent, as aforesaid, then Tenant shall have the right to review Landlord's submeter readings and Landlord's calculation of the Second Additional Storage Space Electricity Additional Rent, at Landlord's offices or, at Landlord's option, at the offices of Landlord's managing agent, in either case at reasonable times and on reasonable advance notice to Landlord. Either party shall have the right to submit a dispute regarding the Second Additional Storage Space Electricity Additional Rent to an Expedited Arbitration Proceeding.
(C)Tenant shall pay Fixed Rent to Landlord for the Second Additional Storage Space:
(1)    commencing on the Second Additional Storage Space Rent Commencement Date (defined below) and ending on December 14, 2023, in an amount equal to Three Hundred Twenty-Six Thousand Six Hundred Six Dollars and 40/100 Cents ($326,606.40) per annum ($27,217.20 per month);
(2)    commencing on December 15, 2023 and ending on December 14, 2027, in an amount equal to Three Hundred Sixty-Two Thousand Five Hundred Three Dollars and 68/100 Cents ($362,503.68) per annum ($30,208.64 per month); and
(3)    commencing on December 15, 2027 and ending on the Fixed Expiration Date, in an amount equal to Four Hundred Two Thousand Three Hundred Seventy-Three Dollars and 20/100 Cents ($402,373.20) per annum ($33,531.10 per month).

The term "Second Additional Storage Space Rent Commencement Date" shall mean June 1, 2022.

3.Lease Modifications.
    (A)    The definition of the term "Base Rental Amount" set forth in Section 38.1(E) of the Lease is hereby modified by adding thereto the following clause (9):
"(9)    in connection with the determination of the Rental Value of any portion of the Renewal Premises that constitutes the Second Additional Storage Space for the Renewal Term, the amounts set forth on Exhibit "D-4" attached hereto and made a part hereof that are in effect from time to time."
(B)    The Lease is hereby modified to add a new Exhibit "D-4" thereto that sets forth the Base Rental Amounts for the Second Additional Storage Space, which new Exhibit "D-4" is annexed as Exhibit "B" attached hereto and made a part hereof.
4.No Lender Consent. Landlord represents, warrants and confirms to Tenant that no consent to the parties' execution and delivery of this Amendment is required from the existing Mortgagee.
5.No Broker. Each party represents and warrants to the other that it has not dealt with any broker or Person in connection with this Amendment. The execution and delivery of this Amendment by each party shall be conclusive evidence that such party has relied upon the foregoing representation and warranty. Tenant shall indemnify and hold Landlord harmless from and against any and all claims for commission, fee or other compensation by any Person who claims to have dealt with Tenant in connection with this Amendment and for any and all costs incurred by Landlord in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. Landlord shall indemnify and hold Tenant harmless from and against any and all claims for commission, fee or other compensation by any Person who claims to have dealt with Landlord in connection with this Amendment and for any and all costs incurred by Tenant in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. The provisions of this Section 5 shall survive the expiration or termination of the Lease, as amended hereby.
6.Reaffirmation. Landlord and Tenant each hereby acknowledge that the Lease, as amended by this Amendment remain in full force and effect.
7.Successors and Assigns. The Lease, as modified by this Amendment, shall bind and inure to the benefit of the parties and their successors and assigns.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Amendment as of the day and year first above written.
731 OFFICE ONE LLC, Landlord

By:    Vornado Management Corp., as managing agent

By:	/s/ Glen J. Weiss
Name: Glen J. Weiss
Title: Executive Vice President
BLOOMBERG L.P., Tenant
By:    Bloomberg Inc., general partner

By:	/s/ Peter Smith
Name: Peter Smith
Title: Director of Global Real Estate